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United Technologies Corporation

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From:
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To:	[shareowner name]
Subject:	MESSAGE FROM GEORGE DAVID AND LOUIS CHÊNEVERT

United Technologies Corporation

Annual Meeting of Shareowners

April 11, 2007 at 2:00 p.m.

Celeste Bartos Forum of The New York Public Library

Fifth Avenue and 42nd Street, New York, NY

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Holder Account Number: C1234567891

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Dear Fellow Shareowner:

We are writing to you as a UTC Savings Plan participant to bring to your attention two shareowner proposals which will be voted on at UTC’s Annual Meeting this April. These proposals are sponsored by a labor union pension fund and a local union officer and seek changes which may place downward pressure on UTC’s executive compensation.

UTC’s executive compensation system is entirely market based and administered by the Compensation Committee of the board of directors. There are opportunities for above market compensation, but these are available only with, and scaled with, measured performance also above market medians. Metrics are directly related to shareowner value: earnings growth, cash flow, and total shareowner return.

UTC’s shareowner value performance has been exceptional over essentially all periods since the early 1990s. We believe our compensation system, through its direct links to shareowner value, has been responsible. Accordingly and as shareowners, we recommend you vote against these two proposals.

Proposal #6 is being brought by the AFL-CIO Reserve Fund and seeks to subject compensation for UTC’s executives listed in the proxy statement to an “advisory” vote of shareowners at the subsequent Annual Meeting. Proposal #7 is being brought by the Principal Officer of the Teamsters Union Local at Sikorsky’s Stratford facility and seeks to pay executive incentive compensation “only when the Company’s performance exceeds its peers’ median or mean performance on selected financial and stock price performance criteria.” This would mean, for example, no annual bonuses until the criteria are exceeded, where UTC’s compensation system (and that of virtually all other comparable companies) is designed to pay market median bonuses when the stated criteria are met. Recall that we have been in an adversary position with this Teamsters Local given the six week strike at the Stratford facility last year.

With the exception of the recent Long Term Incentive change to half SARs (Stock Appreciation Rights) and PSUs (Performance Share Units), UTC’s executive compensation system has been essentially unchanged for many years. As approved and administered by the Compensation Committee, we believe it has been fundamental in cementing the shareowner value agenda within UTC’s management and thus responsible for the exceptional returns UTC has achieved. As confirmed in this year’s Proxy Statement:

•	Over the past 10 years, UTC’s cumulative total shareowner return is more than 2 1/2 times that of either the Dow Jones Industrials or S&P 500.

•	UTC’s market capitalization has increased from $16.6 billion to $62.5 billion over the same period, amply rewarding shareowners.

In summary, we believe these two proposals seek to bring downward pressure on executive compensation in opposition to a market based system. UTC’s compensation system is instead entirely market based and has produced exceptional value for UTC shareowners including employees and retirees.

Accordingly, we urge you to vote against these Proposals 6 and 7. In addition, the board of directors recommends you vote for Proposals 1 and 2, and against Proposals 3, 4, and 5.

Your vote is the more important because our Savings Plan trustee votes approximately 27 million unallocated ESOP shares and any unvoted shares in the plan in accordance with the majority of plan shares voted by employees and retirees. We urge you to vote your shares now via the link below.

George David

Chairman and Chief Executive Officer

Louis R. Chênevert

President and Chief Operating Officer

This message has been forwarded to you by Computershare Trust Company, N.A., the independent registrar and transfer agent for UTC Common Stock.

The UTC Annual Report for 2006 and the Proxy Statement for the 2007 Annual Meeting of Shareowners are available at the following link: http://investors.utc.com/

To cast your vote, please visit www.computershare.com/expressvote and follow the on-screen instructions. You will need the proxy login validation details provided above to access the voting site.

Questions? For additional assistance regarding your account please visit www.computershare.com/ContactUs where you will find useful FAQ’s, phone numbers and our secure online contact form.